UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

METROPCS COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a transcript of a presentation to various media participants on October 3, 2012.

CORPORATE PARTICIPANTS
Rene Obermann Deutsche Telekom - CEO
Roger Linquist MetroPCS - Chairman, CEO
John Legere T-Mobile USA - President, CEO
Braxton Carter MetroPCS - CFO, Vice Chairman
Neville Ray T-Mobile - Chief Technology Officer

PRESENTATION

Operator

Good morning and welcome to the conference call to discuss the combination of T-Mobile and MetroPCS. This presentation includes forward-looking statements which are not of historical fact. All forward-looking statements involve domestic risks and uncertainties that could cause actual results to differ materially from these made in the forward-looking statements, many of which are generally outside of the control of MetroPCS, Deutsche Telekom and T-Mobile, and are difficult to predict.

The forward-looking statements speak as only to the date made regardless of date review replayed, and are based on current assumptions and expectations, many of which are beyond our ability to control or ability to predict. Today's presentation will follow the slides that available online on the Deutsche Telekom and MetroPCS investor websites at http//www.telekom.com/investor-relations and http//investor.metropcs.com.

You are encouraged to review the slides during this conference call and call your attention to the Safe Harbor statement on slide two in full. A replay of this call will be available later today on the same website.

At this time all participants in a listen-only mode. After the Company's prepared remarks we will open the call for your questions. I will now to turn the call over to Rene Obermann, Chief Executive Officer of Deutsche Telekom. Please go ahead, sir.

Rene Obermann - Deutsche Telekom - CEO

Thank you very much. Good morning to everybody in the US and good afternoon to our listeners in Europe. We have invited you to this call this morning because we want to inform you about the exciting creation of the value leader in wireless by the combination of T-Mobile USA and MetroPCS.

I am joined here in New York by John Legere, President and CEO of T-Mobile USA; by Roger Linquist, Chairman and CEO of MetroPCS; as well as Braxton Carter, CFO and Vice Chairman of MetroPCS. After our remarks we will open up the call for Q&A.

Before going into the specifics of our deal let me briefly remind you of what we did after at the end of last the year the AT&T deal was called off. First of all, as part of the breakup the spectrum was transferred to us. Second, we embarked in February on our network modernization plan and committed significant additional resources for that.

Third, by virtue of this Verizon spectrum swap we obtained further spectrum. Fourth, we found a new CEO and signed a contract with John Legere, CEO of T-Mobile USA. Fifth, we announced the sale of 7,800 towers last week for $2.4 billion and now we announce the merger with our new partners of MetroPCS.

This combination of T-Mobile USA and MetroPCS means we are here to compete. We are here to unlock value and we are here to win. This deal has the potential to be a game changer.

I will come to the specifics of today's deals announcement in a second. Let me briefly summarize what we think is the appeal of this combination to all our stakeholders. It kind of feels like un-boxing a new smartphone to you. We will have an awful lot of good surprises for our customers. With this combination, as said, we form the leading value carrier in the US wireless market.

Second, the combined Company will also have a strengthened spectrum position in order to roll out a 4G powerful LTE network. Third, the combination will yield $6 billion to $7 billion of cost synergies from enhanced scale and scope, which enables us to be an aggressive challenger in the marketplace.

The agreement is structured as a recapitalization in which MetroPCS will declare a one-for-two reverse stock split, make a cash payment of $1.5 billion to its shareholders. That's approximately $4.09 per share prior to the reverse stock split, and acquire all of T-Mobile's capital stock by issuing to Deutsche Telekom 74% of MetroPCS common stock on a pro forma basis.

Deutsche Telekom has also agreed to roll its existing intercompany debt into NewCo, a $15 billion senior unsecured note of the combined Company, provide the combined Company with a $500 million unsecured revolving credit facility and provide a $5.5 billion backstop commitment for certain Metro as MetroPCS third party financing transactions. Let me share with you why this transaction is an attractive one for Deutsche Telekom and our shareholders.

This move follows reasons that like I pointed out before such as network modernization plan and so forth. For Deutsche Telekom this transaction strengthens our position in this attractive US marketplace and the deal synergies and growth prospects create a compelling value opportunity.

It also increases our strategic and financial flexibility. This transaction essentially creates a new publicly-listed company with a path to a self-funding platform. It's much like an accelerated IPO, but this one is with synergies.

Before I pass the call to Roger, I'd like to reiterate that this transaction does not impact Deutsche Telekom's shareholder remuneration policy or our 2012 guidance. Let me hand it over to Roger now.

Roger Linquist - MetroPCS - Chairman, CEO

Thank you, Rene, and good morning. I'd like to echo Rene's enthusiasm about this exciting transaction to create the leading value carrier in the US wireless market. This transaction creates tremendous value for stockholders of both companies and offers compelling future prospects. And it comes at the right time.

As you know, we're always looking for ways to best position MetroPCS for the future, while continuing to optimize stockholder returns. As we have mentioned over the last two years, we have been working on securing spectrum that would allow us to expand our network capacity and continue offering our unlimited pay in advance services for voice and data.

Over that period of time our board has reviewed a range of strategic options, partnerships and alternatives to address the growing demand on our network. We are very well aware of the opportunities in our industry and the landscape that MetroPCS and our peers are facing from the increasing need for spectrum and capacity on a national scale.

Because of this need when Deutsche Telekom approached us we engaged in negotiations and ultimately determined there was a compelling rationale for this business combination. Together with T-Mobile we will have national scale, spectrum depth and financial resources to compete more effectively with the other national US wireless carriers.

This transaction offers MetroPCS stockholders an immediate cash payment and significant upside in the future of our Company. Together we will have a strong balance sheet with a financial and operational flexibility to drive continued growth. And importantly, we drive our strategy forward more efficiently together than MetroPCS could on its own.

As one company we will minimize the cost, time and risk associated with acquiring new spectrum, while increasing our financial and operating flexibility to pursue future opportunities. Together, MetroPCS and T-Mobile can shape the future of the wireless industry through a continued investment in innovation and increased scale and deployment of some of the most skilled and experienced talent in the industry.

With that I'll turn it over to John to say a few words.

John Legere - T-Mobile USA - President, CEO

Okay. Hi this is John Legere, the CEO of T-Mobile, and I am one of the relatively new members of the T-Mobile team, but I'm proud to say I will have more seniority on NewCo than anyone has, employee number one, as I'll be named President and CEO of NewCo going forward.

I did want to mention as well as it wasn't in the remarks I'll make that one of the exciting parts for me is not only the wisdom and leadership that I'll be able to gain from Roger as we merged these companies together, but the fact that the leadership team of NewCo as we've outlined it to be designed will include one of the speakers today, Braxton Carter, who is the vice chairman and CFO of MetroPCS and will be my partner and the CFO in NewCo.

And as we run the Company into two distinct customer segments, Jim Aling, who's been the COO and was the interim CEO of T-Mobile, will be leading the T-Mobile unit. And Tom Keys, who was president and chief operating officer of MetroPCS, will be leading the MetroPCS unit. So as you can see, we're not going to skip a beat and we haven't skipped a beat in making sure that customers and employees know who's going to drive this ship.

Now before I walk you through what makes this transaction compelling for customers, employees and shareholders, I did want to reiterate a couple of things. And it starts by pointing out a couple of important steps over the last ten months that make this increasing momentum as opposed to just the beginning. And as you'll recall and as Rene mentioned, last December we received Spectrum from AT&T. A few months later in February we announced a $4 billion network modernization plan which is very, very important. And in July we executed a spectrum swap and acquisition with Verizon, a deal by the way that closed last week when we also announced our Tower transaction.

Today's announcement is a logical and very significant next step in accelerating moment to position T-Mobile for growth in the US. Now together the combined Company will enhance its market position greatly, closing nearly half the gap between us and Sprint from 33 to 42 million customers of the combined Company.

Also this is a very powerful signal to the marketplace and to our customers that the combined Company is not just here to compete, but we're here to win. And that is something that I loudly want to say to all of our customers in both teams because it's a very important statement that customers want from their provider.

Now let me just take a few moments to explain why this is a game changing transaction. We're bringing together two complementary spectrums. This fundamental -- this is fundamental. And I'm only going to harp on this a few times, but it's fundamental for our ability to deliver to both companies and enhance customer experience.

One of the major spectrum benefits is that we will increase our contiguous spectrum for LTE by an average of 40% by the end of 2013. Now together we will have an increased network density, coverage and capacity in major metropolitan areas such as New York, Los Angeles and Dallas. In fact, the combined company will enable a deeper LTE network deployment and a path to at least to buy 20 MHz of LTE in many, many metro areas.

Now another important benefit of the MetroPCS spectrum addition happened to be concentrated in many of T-Mobile's largest and densest markets where spectrum resources are otherwise amongst the most constrained. The combination with MetroPCS enhances greatly our spectrum position and provides the foundation for a faster and more reliable network.

Now for our expanded set of customers, both companies, the combination of our complementary spectrum will allow the combined Company to drive unlimited as a key differentiator. And that's a big part of who we are now and who we'll be in the future.

I believe we shook up the marketplace with our unlimited 4G data plan. And now we'll be able to strengthen our value leadership position by offering more compelling and unique 4G plans like T-Mobile's unlimited nationwide 4G and MetroPCS 4G for all.

We'll be able to deliver the best value across the board. And that means in both contract and no contract offerings. Expanded options will include contract, no contract, monthly, SIM only, pay as you go and mobile broadband plans.

In particular, this transaction enables the combined Company to win in the fast-growing month no contract products. In terms of revenue we will now be the leading provider of no contract services. This is a very great opportunity to play an even bigger role for customers looking for great value and great technology.

The combined Company will also be the first carrier with contract handset financing and bring your own device plans. We know that subscribers are looking to unlock the value of their smartphones. We hear them loud and clear and this new company is here for them.

Additionally, the combination will also position us to deliver the most compelling lineup of devices from phones, tablets, hotspots and other future network devices. And our expanded national footprint means many MetroPCS customers will no longer have to change carriers if they move outside the legacy MetroPCS coverage area. This is a real boost to churn.

In short, our customers will have a wider selection of affordable products, deeper network coverage and a clear cut technology path to one common LTE network. Now let me talk about that because it's very important.

I want to talk about our straightforward plan to converge to a common LTE best network. Our strategy is to transition the MetroPCS customers to the combined company's network and re-farm MetroPCS spectrum, very important. We are not, I repeat, not going to smash together two networks with differing technologies. That is not the plan. And we'll talk about that as much and as long as you want.

By combining the two subscriber bases on a single network our asset utilization will increase by 20%. The combination will result in a denser high capacity network which will benefit our combined customers.

T-Mobile's HSPA+ LTE network has capacity to begin to accommodate new and upgraded MetroPCS subscribers almost immediately. And this will be as part of a normal upgrade cycle, the upgrade cycle for handsets for MetroPCS customers which is quite quick.

We expect a rapid migration and the convergence to a common LTE standard and the rapid turnover of handsets, which is as much as 60%, 65% of the MetroPCS base. That makes this possible very quickly.

Now our customers will have a dramatically improved coverage and performance as they transition into this network. As a result and because of how we are going to let customers lead this transition, we expect minimal customer losses during the transition and we will be managing this very, very carefully so that MetroPCS customers will know that they are leading this. And it's with them in mind that we make this transition.

We have a spectrum migration plan tailored for every single market from LA to New York. And we plan to have MetroPCS customers migrate at the common network by the end of 2015, which will allow us to free up a significant amount of operating CapEx and synergies. But again, to the MetroPCS customers specifically this will be driven by the way you behave and your choices that you make. And you will not be abandoned. That's a very important message.

But it is a low risk integration and that does drive the synergies. The combination yields projected synergies of $6 billion to $7 billion NPV. The combined Company will benefit from enhanced scale in GNA and procurement and will also capture other common scale efficiencies.

Now Braxton will give you a full rundown of the scale benefits and our projected synergies in a minute, but let me just summarize it a little bit. This is a deal not about surviving. T-Mobile is executing a very successful challenger strategy that in and of itself would have us be successful in the marketplace. However, this is about driving.

When you add MetroPCS to an already aggressive challenger strategy it's an accelerant. And together it's extremely exciting, but it's important to note a lot of times deals are done to fill people's holes and to try to survive. That's not what this is about. This is about thriving.

This transaction also signals our staying power in the US marketplace and our commitment to the US. And we will build brand equity with our consumers. So if anybody had a question about whether T-Mobile was here to stay, T-Mobile is here to stay. We're here to fight and we're here to win. And if any customers were delaying their choices now it's safe. Come on over to where you belong.

This strategic combination of T-Mobile and MetroPCS will create the leading value carrier in the US. With our increased scale, spectrum, and financial and other resources the combined Company will deliver importantly an enhanced customer experience through greater value and great choice.

Our network improvements, which we'll talk more about, will meaningfully drive improved churn, greater customer satisfaction and significant brand equity. With that I'd like to transition over to Braxton Carter who will be the CFO of NewCo and has been extremely impressive in his role as vice chairman and CFO of MetroPCS. Braxton?

Braxton Carter - MetroPCS - CFO, Vice Chairman

Thank you, John. I appreciate that. As you have heard, this transaction provides [neficants], not [five] potential compelling growth prospects for both company's stockholders by creating a financial solid company with a clear path for growth and value creation.

I'd like to cover a few of the high level financial benefits on this call. I'd also like to remind you that the financial benefits outlined in detail in the presentation and press release we issued this morning.

Through this combination we are confident we can achieve our project cost synergies with an annual run rate of $1.2 billion to $1.5 billion. And we'll be able to reduce CapEx by focusing on a common, single network and an enhanced LTE experience.

With the convergence of technology to 4G LTE we are in an optimal time to execute the elimination of duplicate network assets. In addition, with approximately 60% of MetroPCS system's subscriber base upgrading every year, we believe we can radically execute our plan. And we will capture the benefits of our increased scale.

All this translates into strong growth. On a five-year CAGR we expect revenues to grow 3% to 5%, EBITDA to grow 7% to 10% and free cash flow to grow 15% to 20%. Perhaps most compelling we expect EBITDA margin to expand to 34% to 36% within five years.

As Rene and John discussed earlier, the rapid transition to a single network as well as the technology integration is critical to this highly attractive combination and is expected to deliver $5 billion to $6 billion in network net present value synergies. Our highly complementary spectrum provides the combined Company with greater LTE bandwidth and significant additional capacity.

As a result, MetroPCS customers will be able to easily transition to T-Mobile's network, thereby creating a single network and allowing us to decommission redundant sites. We are confident in our ability to make the transition seamless.

The combined Company will also be able to leverage its scale to capture efficiencies and support functions, as well with handset and other partners, which we expect to deliver an additional $1 billion in net present value synergies. The stronger dealer community created by this combination will increase distribution density and customer convenience to both new and existing markets.

As is typical of any merger, there will be some onetime costs associated with site upgrades and customer transitions. The timing of these costs varies, but we expect to have recorded these costs within four years with approximately $850 million in year four following the close.

A truly compelling aspect of this combination is the strength of the combined Company's financial profile. Based on 2012 equity of research estimates, on a pro forma basis the combined Company has revenue of $24.8 billion and EBITDA margins of 28.6%.

In addition, the combined Company has approximately $4.2 billion in CapEx and $2.1 billion in free cash flow on a pro forma basis. It is important to keep in mind that as the OpEx and CapEx synergies are realized we expect free cash flow to increase up to a 20% on a five-year CAGR.

We will also have a strong, solid balance sheet to provide the financial flexibility to continue growing the business and driving value for stockholders. As you can see, this is extremely compelling and we will create a sustainable, financially viable and national competitor in the US market. I would now like to open the call up for questions. Operator?

QUESTION AND ANSWER

John Legere - T-Mobile USA - President, CEO

Operator, as you queue up the first question, I'm going to take one moment here because there's a couple of things that I'd like to summarize. In general certainly there's been a lot of questions brought up. And I just have noticed one that I think I'm going to comment on a little bit more so we can save ourselves some time.

And I know that CNBC is covering a lot of items that I think based on some of what's being covered, (a) I think I'll join them at lunchtime. So if you want to tune in and hear my answer then I'll repeat it there, but I want to directly address the fact that MetroPCS is CDMA and T-Mobile is GSM, the fact that people are saying that this will be a difficult integration. And I really want to hammer home the fact that our strategy is to transition the MetroPCS customers to the NewCo network and re-farm MetroPCS spectrum, not to smash together two networks with differing technology.

So the sound bite that this is a Sprint/Nextel do over is absolutely, completely wrong. And the migration to a common LTE standard, and the rapid turnover of handsets at the MetroPCS base and at the time of closing the LTE capacity that will be available to our network makes this transition seamless and a great, elegant way to use all of our complementary spectrum to get a leading amount of LTE over of course all the key markets.

So nothing could be further than the truth. And I thought I'd hit that one head on in case -- and I'll try to do that again later today on your behalf. Okay, operator, if your questions are ready?

Operator

(Operator Instructions). Your first question comes from the line of Archibald of Dow Jones.

Archibald Preuschat - Dow Jones - Media

I'm from Frankfurt. I have a question for Rene, Rene. Well would you think this was a cheap deal, a good deal or it was worth money? And I have -- just take another question on the migration of the networks. This means practices at MetroPCS customers are limited to the MetroPCS network for the next couple of years and also T-Mobile USA customers, and after 2015 the networks are combined? Is this correct?

Rene Obermann - Deutsche Telekom - CEO

Okay. First of all you should see it this way. It is for both companies and for both company's shareholders an excellent opportunity to create value. And the very simple, probably the most compelling reason why is not only the cost synergies, but the opportunity to build a truly competitive nationwide LTE 4G network.

And here is why this is easier. A, both companies have network assets already to be combined fast. And, B, the spectrum is complementary. This is the most important thing for us because as you know spectrum in the United States and in also in other parts of the world is a very constrained resource. And we are improving our spectrum position in NewCo in this new combined company from about 60 which we have today to beyond 73, or 73. That's a significant increase.

And again, the spectrum is adjacent to each other. It's complementary and it can be deployed. And hence the opportunity is to migrate to LTE within the next couple years. The second half of 2015 I think is the targeted date for this to be completed.

So it's significant value increase opportunity for all the shareholders and we strongly believe in it. And we strongly believe in the attractivity of the US market and wireless and in the part of the prepay, which is growing very fast here as well.

John Legere - T-Mobile USA - President, CEO

And let -- this is John Legere. Let me just add, and this is very important. I know Roger and I spent a great deal of time on this. And we don't want there to be any confusion, especially to the MetroPCS customers about what they will expect.

Now here's the thing that they can expect. At the date the deal closes we will have an array of GSM, HSPA+ and LTE devices available for MetroPCS customers to purchase. Remember again 60% to 65% of MetroPCS customers change devices on an annual basis, so with this upgrade cycle we have a great opportunity to sell them a wide array of devices that would immediately be registered on the T-Mobile network.

At the day the deal is closed as well those LTE devices that are already in use, many of the heavy uses we expect to migrate immediately. We do know that over the period of time between now and 2015 we will support all of the customers and their choices. And if we need to towards the end we understand that we may need to provide some incentive for the remaining moves in call it the last eight to 12 months.

So it's a customer-driven process. No one's going to be abandoned, either new or others, but what we do believe, A, our network has the capacity to move them when they're ready. The benefits of this HSPA+ and LTE network is going to be great for customers. And we will move them as they choose.

And the process that we started seven months ago with our network modernization, our re-farming and our rollout of LTE will be perfect timing. And then as the customers move we will re-farm the CDMA spectrum for further capabilities on our network. So it's customer driven, perfect timing, but a great benefit to customers.

Archibald Preuschat - Dow Jones - Media

Thank you.

Operator

And your next question comes from the line of [Scott Buras] of Bloomberg.

Scott Buras - Bloomberg - Media

Okay, John, a question for you. I know you hate the Nextel comparison. And I know Neville will help make that less of a disaster as you try to transition people off CDMA, but as you mentioned there will be some incentives to get people off maybe to -- does this represent maybe a cost down the road or in terms of a handset offer either immediately or over a course of time?

John Legere - T-Mobile USA - President, CEO

Yes, two things. I actually love the Sprint/Nextel analogy. So don't confuse me wrong. I love it because it's a great opportunity for us explain what this is not.

So your point being about an additional cost, we understand that there may be some incentives. We also have -- we haven't fired all of our weapons yet. This Company is going to be a very innovative, very edgy, very aggressive marketing machine, especially as our network capabilities come up. So we have a lot of things to deliver to the joint set of customers that we believe will move thus in the direction.

If in fact we need some incentives toward the end they are understood and believed to be part of the play. So when we give you our idea of where we're headed, it is baked in. It's not a new cost. We completely understand that.

And Neville I'm glad you brought up. This is a rock star. This is a real network genius. And he's known in the industry and what he's been doing in the re-farming and setting up of LTE already is one of the things that's made this deal possible.

And then what we're outlining for you is actually a very seamless, simple extension of this network modernization plan. Our network is prepared. Customers migrate to it. We re-farm the CDMA spectrum for additional capability. We ultimately move some of our own HSPA+ on to LTE. We've got a great story.

Neville, do you want to comment on that or do you rock stars only do that by invitation?

Neville Ray - T-Mobile - Chief Technology Officer

Well I am here. Thank you, John, if I can live up to all those kind words. I think the timing is just so exciting. If you look at the amount of LTE capacity and opportunity that T-Mobile in its own right will bring to the market in 2013 the timing is truly exciting.

We're bringing 20 MHz, two by ten, of LTE to the US market in 2013. So this opportunity to really start early migration of MetroPCS customers on to the T-Mobile network is unique. This is completely [dis amonored] from network integrations and migrations that we've seen historically in the US.

And closing we can start to migrate the MetroPCS customer base on to the T-Mobile network. And we will do that for a period through into 2015, at which point we're in this unique position again to start decommissioning sales sites and to start driving synergies and cost benefits of this deal.

The amount of spectrum that ultimately we will have in AWS LTE, the spectrum assets between these two companies are uniquely complementary. We will have a very large volume of AWS spectrum for LTE second to none in the US marketplace, enabling us to offer a truly compelling LTE service, and one with rich capacity for the future. So it really builds on the work that we started in January and February of this year with our modernization program and brings a lot more horsepower to the T-Mobile engine going forward.

John Legere - T-Mobile USA - President, CEO

Last two points and we'll move on to the next question. And that is this will be my last reference of it. You brought it up. One of the big differences between this and Sprint/Nextel is that history will show that Nextel customers saw a loss of functionality, where MetroPCS customers will see immediate benefits migrating to the next generation of capability.

And our network, this is very important because two things are happening at once, T-Mobile is moving to a network capability that will be proven to be similar or superior to the rest of the industry. And that has been one of the items that customers have been concerned about. So our network is moving to a position where T-Mobile has never been and MetroPCS will get the advantages of the quality of that, but remember one of the great parts of this deal as well is MetroPCS has been innovative and really changed the industry, but in probably 25% of the territories in the United States.

When we put them on our footprint we believe that that market that they serve is underserved. And that kind of an offer and proposition can be much more widely distributed. And I think that's a great upside to this deal as well.

Operator

And the next question comes from Reinhardt of Germany.

Unidentified Participant

I start in [need] and the other colleagues. The first is just touch is it some more clear how long Deutsche Telekom will stay to be the main shareholder of the new Company? Second question is do you get any money back if too many customers from MetroPCS leave the Company? And the third question is somewhere it was stressed that it wants to be a company for no contract customers, what we call prepaid or not, prepaid, yes exactly. What does this mean? Normally it's a disadvantage.

Rene Obermann - Deutsche Telekom - CEO

Reinhardt, with us and so many years now. Prepaid is not a bad business. It's a great business. It depends on how it's driven and how it's addressed with what kind of cost base. Look at the prepay revenues per customers here in the US and you find an amazing difference.

In Europe you are talking about a few euros per customer per month. Here you're talking about in the case of the prepaid players in the vicinity of 4-0, $40 per customer per month, kind of an amazing difference.

So prepaid is a great part of the market. And besides it's a payment method covered with usually the fact that there is no contract. So it's a good business and I like to be strong in prepaid because it's the fastest growing part of the market currently, so we want to be strong there.

And we made tons of money in Europe as well with prepaid models if you think about the last decade how much growth was driven out of prepaid, so nothing wrong with that. As you have hopefully heard me say or interpreted me hopefully, we are excited about this. And we truly are.

A, the market as such macroeconomic is good, better than Europe. And, B, the wireless market here is growing while Europe is under pressure if not shrinking. So it's a very good opportunity from that perspective.

Second, in particular this deal creates fundamental value opportunity because of the cost synergies and the fact that we can build a great LTE network. Now I am usually a dry, non-humorous German, but this one I really like and I'm excited about. I hope you hear my message loud and clear. I love to be a shareholder here. And therefore I would also like you to know that there is a six-month lockup in the contract post closing, but that's only a formality. More importantly, we're very excited to be part of this transaction deal.

John Legere - T-Mobile USA - President, CEO

And I had the pleasure of meeting you for the first time, and just statistics and behind some of what Rene is saying. The compound annual growth rate for the no contract segment is about 9% to 10%, which is three times higher than the contract segment. That's number one.

Number two, MetroPCS has shown that you can deliver a relatively high average revenue per user on a no contract basis. They certainly have done a tremendous job in the industry. And we find that if we move our no contract ARPU to theirs it will be considerably positive for us. And remember we're a value-driven player. So if you look at our cost structure versus others and you look at the average revenue per user you need to compare them to a much more efficient company than what some of the others are using as well.

Unidentified Participant

Does prepaid mean bring your own device?

John Legere - T-Mobile USA - President, CEO

Well I'm glad you brought that up, a couple of things. I want us to think about contract to no contract as a continuum, right? It's not black and white anymore. And if I have my way we're going to blur that line completely because on the left-hand side where most of the players operate, which is a classic, somewhat archaic model of a very high handset subsidy with a very long lockup and a contract, and all the way down the other end is a very straightforward pay as you go plan, these are generally completely prepaid on one side down at the pay as you go, and completely post paid on the left, but you can mix and match those offers very much.

And one version of that of course that we've brought forward is a SIM only, or bring your own phone or bring you own iPhone plan, which therefore has a far less to zero subsidization on the handset, still a contract, but a differentiated relationship and proposition. And on that continuum you can play every which way. So I would say prepaid, post paid, contract, no contract are continuums and they're marketing levers, but I think the two companies here together can mix and match very well.

Heretofore MetroPCS has been very straightforward. This is a no contract, very simple, one fee, very successful company, but together I think we're going to have 70,000 points of distribution and a lot of opportunities and channels to blur these lines.

Operator

And your next question comes from the line of Robert Armstrong of Financial Times.

Robert Armstrong - Financial Times - Media

Taking my call. I have two questions. One, I'm having a little trouble getting from the annual synergy run rate number of $1.1 billion to $1.2 billion to the NPV number you gave of $6 billion to $7 billion. I would think that $1.2 billion a year would get you to a bigger NPV than that. Can you just walk me through some of the dynamics there? That's question number one.

Question number two is that just looking at the stock price right now the market seems to be saying that between the cash payment and the equity value you're giving to PCS shareholders they're getting about a 10% premium to the undisturbed PCS price. Is -- are they getting it wrong? What is the right way to think about the value that is being given to shareholders in MetroPCS here?

Braxton Carter - MetroPCS - CFO, Vice Chairman

Sure. This is Braxton Carter. First of all the $6 billion to $7 billion NPV of synergies is net of onetime costs.

Robert Armstrong - Financial Times - Media

Okay.

Braxton Carter - MetroPCS - CFO, Vice Chairman

So you have some network synergies, $5 billion to $6 billion plus the cost synergies of $1 billion, but then you need to deduct the onetime costs. So this is a net present value of --

Robert Armstrong - Financial Times - Media

Okay.

Braxton Carter - MetroPCS - CFO, Vice Chairman

-- synergies less cost. So --

Robert Armstrong - Financial Times - Media

So can you give me a ballpark figure for the onetime costs? Or do you just want me to do the math myself?

Braxton Carter - MetroPCS - CFO, Vice Chairman

No. You can go to page 28 in the slides. We lay it out by year. So --

Robert Armstrong - Financial Times - Media

Okay. That's great.

Braxton Carter - MetroPCS - CFO, Vice Chairman

Absolutely. Secondly, as to the value this is very good deal for MetroPCS. It best positions us for long-term success. T-Mobile is the right partner at the right time. And it's better positioned than either company, NewCo is on a standalone basis.

There's several components on to the value. The most obvious and quantifiable is the cash payment of $4.09 per share. On the rest of the shares of course it is $0.26 of the new company. And we expect that NewCo, given the very compelling nature of this combination and the significant synergies, will trade at very healthy valuation multiples, but that will be known when NewCo is formed and trading commences.

John Legere - T-Mobile USA - President, CEO

And I add in support of what Braxton said is our job of course is starting today with an awful lot of information is to help the market and to help shareholders of MetroPCS fully understand this that the cash is very quantifiable, but a 26% ownership for MetroPCS shareholders and 74% for Deutsche Telekom in a company who is looking at 3% to 5% compound annual growth in revenues, 7% to 10% EBITDA growth and 15% to 20% compound annual growth in free cash flow this is a significant growth opportunity in a very growth market with certainly we think a differentiated network capability that certainly is a barrier to entries for others to play. So that's really the challenge.

And it's hard I would believe for a market to immediately understand and value all that. So we look forward to making sure that story is understood over time.

Robert Armstrong - Financial Times - Media

If I could just ask one more very small housekeeping question, $15 billion of debt in your Company debt is transferred to NewCo. Are we to assume that MetroPCS' net debt and the -- is also to be transferred to the new company, less with the $1.5 billion payment taken out as well, as I'm just trying to set out what the balance sheet of the new company is going to look like.

Braxton Carter - MetroPCS - CFO, Vice Chairman

Yes. That is correct. And on the prior point I do want to add one of the exciting things for MetroPCS shareholders owning 26% of NewCo is the ability to share and the synergies that are going to be generated for this transaction. And that will drive significant upside for our shareholders over time.

And don't forget that the current stock price is not unaffected. There have been significant merger rumors in the market for a significant period of time. And of course that goes into the equation in computing premium.

Operator

And our last question comes from the line of [Faro Tinwald] from Reuters News.

Faro Tinwald - Reuters - Media

Good afternoon, good morning it is. A question about the lockup with Deutsche Telekom, how long is it I was wondering? And a question about when you expect to be commissioning the MetroPCS network, and how much is that depending on customers willing to go? They are already -- they have an LTE network, so why would they want to move off?

Rene Obermann - Deutsche Telekom - CEO

Okay. It's a six-month lockup, 183 days or so, but that's just a formal answer. The -- I would like to repeat very strongly, loud and clear my answer. This is a very exciting opportunity for us to be a much strong player in the US in a very attractive market. And we will build together a leading edge LTE network by combining and assets and spectrum, and offer our customers much better choice. So we are very, very excited about this. Forget about whatever lockup period and stuff. That's a formal outline, very excited about this opportunity.

John Legere - T-Mobile USA - President, CEO

And your second question again we'll reiterate. Starting immediately with the date of the transaction customers from MetroPCS can benefit from the migration over to the T-Mobile network. We're going to make that a great possibility for them by providing them a full array of handsets right at the time of the go down. There will be an acceleration of that throughout the period driven by their choice.

And we are highly confident by working with those customers and providing them the true benefits of the migration that by the end of 2015 the migration will be complete. We do believe a lot of the heavy users will move very early in the process, allowing the re-farming to accelerate. And as needed this plan does assume as it gets closer to 2015 we'll accelerate some of the incentives on that front. And also we will be shutting down the network at the end of 2015.

Operator

This concludes today's conference call. Thanks for joining. You may now disconnect.

Additional Information and Where to Find It
This document relates to a proposed transaction between MetroPCS Communications, Inc. (“MetroPCS”) and Deutsche Telekom AG (“Deutsche Telekom”) in connection with T-Mobile USA, Inc. (“T-Mobile”). The proposed transaction will become the subject of a proxy statement to be filed by MetroPCS with the Securities and Exchange Commission (the “SEC”). This document is not a substitute for the proxy statement or any other document that MetroPCS may file with the SEC or send to its stockholders in connection with the proposed transaction. MetroPCS' investors and security holders are urged to read the proxy statement (including all amendments and supplements thereto) and all other relevant documents regarding the proposed transaction filed with the SEC or sent to MetroPCS' stockholders as they become available because they will contain important information about the proposed transaction. All documents, when filed, will be available free of charge at the SEC's website (www.sec.gov). You may also obtain these documents by contacting MetroPCS' Investor Relations department at 214-570-4641, or via e-mail at investor_relations@metropcs.com. This communication does not constitute a solicitation of any vote or approval.

Participants in the Solicitation
MetroPCS and its directors and executive officers will be deemed to be participants in any solicitation of proxies in connection with the proposed transaction, and Deutsche Telekom and its directors and executive officers may be deemed to be participants in such solicitation. Information about MetroPCS' directors and executive officers is available in MetroPCS' proxy statement dated April 16, 2012 for its 2012 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Cautionary Statement Regarding Forward-Looking Statements
This document includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this document that are not statements of historical fact, including statements about our beliefs, opinions, projections, and expectations, are forward-looking statements and should be evaluated as such. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,”

“believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “become,” “forecast,” and other similar expressions.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of MetroPCS, Deutsche Telekom and T-Mobile and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive the required MetroPCS stockholder approvals or required regulatory approvals, the taking of governmental action (including the passage of legislation) to block the transaction, the failure to satisfy other closing conditions, the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, the significant capital commitments of MetroPCS and T-Mobile, global economic conditions, disruptions to the credit and financial markets, fluctuations in exchange rates, competitive actions taken by other companies, natural disasters, difficulties in integrating the two companies, disruption from the transaction making it more difficult to maintain business and operational relationships, possible disruptions or intrusions of MetroPCS' or T-Mobile's network, billing, operational support and customer care systems which may limit or disrupt their ability to provide service, actions taken or conditions imposed by governmental or other regulatory authorities and the exposure to litigation. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the MetroPCS' 2011 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and other filings with the SEC available at the SEC's website (www.sec.gov).

The forward-looking statements speak only as to the date made, are based on current assumptions and expectations, and are subject to the factors above, among others, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. Neither MetroPCS' investors and security holders nor any other person should place undue reliance on these forward-looking statements. Neither MetroPCS, Deutsche Telekom nor any other party undertake any duty to update any forward-looking statement to reflect events after the date of this document, except as required by law.